As filed with the Securities and Exchange Commission on October 4, 2002

Registration No. 333-72804

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 3 to Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HNC Software Inc.

(Exact name of registrant on Post-Effective Amendment No. 3 to Form S-3 as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

33-0248788

(I.R.S. Employer Identification Number)

5935 Cornerstone Court West

San Diego, California 92121
(858) 799-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrea M. Fike, Esq.

Vice President, General Counsel and Secretary
Fair, Isaac and Company, Incorporated
4295 Lexington Avenue North
St. Paul, Minnesota 55126
(651) 483-8593
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Blair W. White, Esq.
Pillsbury Winthrop LLP
50 Fremont Street
San Francisco, California 94105
(415) 983-1000

     Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a) may determine.

EXPLANATORY NOTE

      This post-effective amendment is being filed under the Securities Act of 1933 by HNC Software Inc., a Delaware corporation. On November 6, 2001, HNC filed a registration statement, Registration Statement No. 333-72804, registering $150,000,000 principal amount of 5.25% convertible subordinated notes issued by HNC.

      On August 5, 2002, HNC became a wholly-owned subsidiary of Fair, Isaac and Company, Incorporated, a Delaware corporation, through the merger of a wholly-owned subsidiary of Fair, Isaac with and into HNC, and each share of HNC common stock was converted into the right to receive 0.519 of a share of Fair, Isaac common stock. In connection with the merger, HNC’s 5.25% convertible subordinated notes became convertible into shares of Fair, Isaac common stock at a conversion rate of approximately 18.02 shares of Fair, Isaac common stock per $1,000 principal amount of an HNC note, subject to anti-dilution adjustments. In addition, Fair, Isaac and HNC entered into a supplemental indenture whereby Fair, Isaac agreed to guarantee the notes on a subordinated basis.

      On September 24, 2002, Fair, Isaac and HNC filed a registration statement to register the Fair, Isaac common stock issuable upon conversion of the convertible notes and Fair, Isaac’s guarantees of the convertible notes, and a post-effective amendment to HNC’s registration statement with respect to the convertible notes which revised that registration statement to reflect the merger, the Fair, Isaac common stock, and the Fair, Isaac guarantees.

      Because the convertible notes are no longer convertible into HNC common stock, the undersigned Registrant hereby removes and withdraws from registration all shares of HNC common stock registered pursuant to HNC’s registration statement which remain unissued.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the registrant has duly caused this Post-Effective Amendment No. 3 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Rafael, California, on October 4, 2002.

HNC SOFTWARE INC.

By	/s/ NANCY FRASER

Nancy Fraser
Assistant Secretary